Exhibit 99.1
ASCENT MEDIA TO SELL AMG’S CREATIVE SERVICES AND MEDIA SERVICES
BUSINESSES TO DELUXE
Englewood, CO — November 24, 2010 — Ascent Media Corporation (“Ascent Media” or the “Company”) (Nasdaq: ASCMA) today announced the execution of a definitive agreement to sell the Creative Services and Media Services businesses of Ascent Media Group (“AMG”) to Deluxe Entertainment Services Group Inc. (“Deluxe”) for aggregate cash consideration to Ascent Media of approximately $68 million (after the assumption of certain indebtedness). The purchase price has been allocated as follows: 79% to the U.S. businesses and 21% to the U.K. businesses. Deluxe is a leading provider of a broad range of entertainment industry services and technologies to major Hollywood Studios and an international client base.
AMG’s Creative Services business unit provides high-end post-production services for feature film, advertising and entertainment television clients. AMG’s Media Services business provides major Hollywood studios, content owners and distributors with the suite of services necessary to store, manage and distribute content.
Ascent Media’s Chief Executive Officer, William Fitzgerald said, “AMG’s Creative Services group has provided pioneering post-production solutions for some of the most well known brands, directors and studios. In Media Services, AMG has been an innovator in developing solutions to help customers manage and distribute content. Deluxe is a leader in both of these segments, and we believe that the transaction should accelerate growth and better serve the combined company’s customers worldwide.”
Ascent Media will continue to own AMG’s content distribution and systems integration businesses. However, the Company is pursuing strategic alternatives for both business units. In addition, the Company is committed to pursuing investments in or the acquisition of businesses that provide enhanced shareholder return opportunities.
The Deluxe transaction is subject to customary closing conditions and is expected to close by the end of 2010.
Moelis & Co. served as the Company’s financial advisor and Baker Botts served as legal advisor in connection with the transaction.
Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the sale of the Creative Services and Media Services divisions, possible strategic alternatives for Ascent Media’s other business units, potential future acquisitions and other matters that are not historical facts. These forward looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation: Ascent Media’s ability to satisfy the conditions to the sale of the Creative Services and Media Services divisions, the availability of strategic alternatives for Ascent Media’s other business units and the availability of acquisition opportunities. These forward looking statements speak only as of the date of this press release, and Ascent Media expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward looking statement contained herein to reflect any change in Ascent Media’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Ascent Media, including the most recent Forms 10-Q and 10-K and any subsequently filed Form 8-K, for additional information about Ascent Media and about the risks and uncertainties related to Ascent Media’s business which may affect the statements made in this press release.
About Ascent Media Corporation and Ascent Media Group
Ascent Media Corporation is a holding company and owns 100 percent of its operating subsidiary, AMG, which is primarily engaged in the business of providing content and creative services to the media and entertainment industries in the United States, the United Kingdom and Singapore. AMG provides solutions for the creation, management and distribution of content to motion picture studios, independent producers, broadcast networks, programming networks, advertising agencies and other companies that produce, own and/or distribute entertainment, news, sports, corporate, educational, industrial and advertising content.
About Deluxe
Deluxe Entertainment Services Group Inc., a wholly-owned subsidiary of MacAndrews & Forbes Holdings Inc., is the leading provider of a broad range of entertainment industry services and technologies to major Hollywood Studios and an international client base. Services include motion picture film processing, printing and distribution; EFILM® digital intermediates; post production and subtitling services; titles design and digital VFX; DVD compression, encoding and authoring; digital cinema services, digital asset management, digital distribution; marketing fulfilment services and intellectual property security systems. Deluxe operates facilities around the world. For more information please visit www.bydeluxe.com.
###
Contact:
Erica Bartsch
Sloane & Company
ebartsch@sloanepr.com